EXHIBIT 99.1
For more information, please contact:
Suzanne DeFruscio
SunGard
Tel: 484-582-5580
suzanne.defruscio@sungard.com
SunGard Announces Chief Financial Officer Transition
Wayne, PA — December 21, 2009 – SunGard today announced that effective January 1, 2010 Robert Woods will be its new chief financial officer. Mr. Woods succeeds Michael Ruane who remains with SunGard as chief financial officer of its Availability Services business.
Most recently, Mr. Woods, age 54, was chief financial officer of IKON Office Solutions from 2004 to 2009. Previously, he served as vice president and controller; and vice president and treasurer at IBM Corporation; and vice president, finance for IBM Asia-Pacific. Mr. Woods began his career at Deloitte, Haskins & Sells and went on to hold various positions in tax, treasury, accounting and finance at DuPont. Mr. Woods is a certified public accountant and holds a BS in Accounting from Villanova University and an MBA from Widener University.
Cristóbal Conde, president and chief executive officer, commented, “Bob brings to SunGard a deep understanding of finance, a strong operational background, and experience leading world-class finance organizations. I have no doubt he will be a worthy successor to Mike Ruane and will ensure a smooth transition.”
Mr. Ruane joined SunGard in 1984 and served as chief financial officer since 1994. Mr. Ruane previously held the positions of controller of SunGard and chief financial officer of SunGard’s risk and derivatives group.
Mr. Conde continued, “Mike has been an immensely respected and integral member of SunGard’s leadership team for more than fifteen years. As chief financial officer, he has overseen SunGard’s revenue growth from $450 million in 1994 to $5.6 billion in 2008. On behalf of all of us at SunGard, I thank Mike for his unstinting service over many years. I am particularly pleased that he will take on a new role in which his experience will be highly valued.”

About SunGard
SunGard is one of the world’s leading software and IT services companies.  SunGard serves more than 25,000 customers in more than 70 countries.
SunGard provides software and processing solutions for financial services, higher education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software.
With annual revenue exceeding $5 billion, SunGard is ranked 435 on the Fortune 500 and is the largest privately held business software and services company on the Forbes list of private businesses. Based on information compiled by Datamonitor*, SunGard is the third largest provider of business applications software after Oracle and SAP. Continuity, Insurance & Risk has recognized SunGard as service provider of the year an unprecedented six times.  For more information, please visit SunGard at www.sungard.com.

*	January 2009 Technology Vendors Financial Database Tracker http://www.datamonitor.com
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